Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Alliance Financial Corporation our reports dated March 13, 2008 with respect to the consolidated financial statements of Alliance Financial Corporation, and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Alliance Financial Corporation for the year ended December 31, 2007. We also consent to the reference to us under the caption “Experts” in the related prospectus which is part of this Registration Statement.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey

January 15, 2009